APPENDIX A

Shareholder Servicing Fees*

Fund:	Maximum Shareholder Servicing Fee Advisor Shares	Maximum Shareholder Servicing Fee Investor Shares
Brown Advisory Growth Equity Fund	0.15%	0.15%
Brown Advisory Value Equity Fund	0.15%	0.15%
Brown Advisory Flexible Value Fund	0.15%	0.15%
Brown Advisory Small-Cap Growth Fund	0.15%	0.15%
Brown Advisory Small-Cap Fundamental Value Fund	0.15%	0.15%
Brown Advisory Opportunity Fund	0.15%	0.15%
Brown Advisory Maryland Bond Fund	0.05%	0.05%
Brown Advisory Intermediate Income Fund	0.05%	0.05%
Brown Advisory Tactical Bond Fund	0.15%	0.15%
Brown Advisory Equity Income Fund	0.15%	0.15%
Brown Advisory Tax-Exempt Bond Fund	0.05%	0.05%
Brown Advisory Winslow Sustainability Fund	0.15%	0.15%
Brown Advisory Emerging Markets Fund	0.15%	0.15%

* The Institutional Shares do not charge Shareholder Servicing Fees.

17144911.2.BUSINESS